Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-3036
	kim_watkins@intuit.com	kali_fry@intuit.com

Intuit Second Quarter Revenue Increased 13 Percent;

Small Business Online Ecosystem Revenue Grew 35 Percent

Reiterates Full Year Fiscal 2020 Guidance

MOUNTAIN VIEW, Calif. - Feb. 24, 2020 - Intuit Inc. (Nasdaq: INTU), maker of TurboTax, QuickBooks and Mint, announced financial results for the second quarter of fiscal 2020, which ended Jan. 31.

“We are halfway through our fiscal year and continue to see strong momentum as we make progress on our strategy to become an A.I.-driven expert platform,” said Sasan Goodarzi, Intuit’s chief executive officer. “Our second quarter revenue grew 13 percent overall, fueled by 17 percent growth in the Small Business and Self-Employed Group and 8 percent growth in the Consumer Group,” said Goodarzi. “Tax season is well-underway and we’re focused on helping consumers make ends meet and getting their largest tax refund, while delivering the best experience across our products.”

Financial Highlights

For the second quarter, Intuit grew:

•	Total revenue to $1.7 billion, up 13 percent.

•	Small Business and Self-Employed Group revenue 17 percent to $973 million.

•	Small Business Online Ecosystem revenue by 35 percent.

•	Consumer Group revenue by 8 percent to $499 million.

Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Snapshot of Second-quarter Results

	GAAP			Non-GAAP
	Q2 FY20	Q2 FY19	Change	Q2 FY20	Q2 FY19	Change
Revenue	$1,696	$1,502	13%	$1,696	$1,502	13%
Operating Income	$270	$233	16%	$384	$339	13%
Earnings Per Share	$0.91	$0.72	26%	$1.16	$1.00	16%

Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).

Business Segment Results

Small Business and Self-Employed Group

•	Grew QuickBooks online accounting revenue 43 percent in the quarter, driven by strong customer growth, and to a lesser extent higher effective prices and mix-shift.

•	Increased Online Services revenue 23 percent, driven by QuickBooks Online payroll and QuickBooks Online payments.

•	Grew total international online revenue over 60 percent.

•	QuickBooks Capital has funded $607 million in cumulative loans since being launched over 2 years ago. At the end of the second quarter, the net loans receivable balance was $103 million.

Consumer and Strategic Partner Groups

•	Drove DIY category growth of 3.5 percent, outpacing assisted category decline of 3.7 percent while total e-files were up 0.6 percent, based on IRS data through February 7.

•	Gained share within the DIY tax category.

•

Reported $224 million of professional tax revenue in the Strategic Partner Group for the second quarter, up 8 percent, reflecting delivery of more forms during the second quarter as compared to the same period last year.

Capital Allocation Summary

In the second quarter the company:

•	Repurchased $139 million of shares, with $2.4 billion remaining on the company’s authorization.

•	Received Board approval for a quarterly dividend of $0.53 per share, payable April 20, 2020. This represents a 13 percent increase compared to the same period last year.

Forward-looking Guidance

Intuit announced guidance for the third quarter of fiscal year 2020, which ends April 30. The company expects:

•	Revenue growth of 10 to 11 percent,

•	GAAP earnings per share of $5.53 to $5.58, and

•	Non-GAAP diluted earnings per share of $5.90 to $5.95.

Intuit reiterated guidance for full fiscal year 2020. The company expects:

•	Revenue of $7.440 billion to $7.540 billion, growth of 10 to 11 percent.

•	GAAP operating income of $2.065 billion to $2.115 billion, growth of 11 to 14 percent.

•	Non-GAAP operating income of $2.515 billion to $2.565 billion, growth of 10 to 12 percent.

•	GAAP diluted earnings per share of $6.35 to $6.45, growth of 8 to 10 percent.

•	Non-GAAP diluted earnings per share of $7.50 to $7.60, growth of 11 to 13 percent.

Conference Call Details

Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Feb. 24. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Replay Information

A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 5593966. The audio webcast will remain available on Intuit’s website for one week after the conference call.

About Intuit

Intuit’s mission is to Power Prosperity Around the World. We are a global financial platform company with products including TurboTax, QuickBooks, Mint and Turbo, designed to empower consumers, self-employed and small businesses to improve their financial lives. Our platform and products help customers get more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s website.

Cautions About Forward-looking Statements

This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2020 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding Intuit’s corporate tax rate; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; potential governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2019 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2020 and third quarter fiscal 2020 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A

INTUIT INC.

GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019
Net revenue:
Product	$545	$533	$898	$880
Service and other	1,151	969	1,963	1,638

Total net revenue	1,696	1,502	2,861	2,518

Costs and expenses:
Cost of revenue:
Cost of product revenue	24	26	41	41
Cost of service and other revenue	310	254	577	481
Amortization of acquired technology	6	5	12	10
Selling and marketing	593	548	976	894
Research and development	333	295	667	589
General and administrative	159	140	305	277
Amortization of other acquired intangible assets	1	1	3	3

Total costs and expenses [A]	1,426	1,269	2,581	2,295

Operating income	270	233	280	223
Interest expense	(3)	(4)	(5)	(8)
Interest and other income, net	15	6	29	6

Income before income taxes	282	235	304	221
Income tax provision (benefit) [B]	42	46	7	(2)

Net income	$240	$189	$297	$223

Basic net income per share	$0.92	$0.73	$1.14	$0.86

Shares used in basic per share calculations	261	260	261	260

Diluted net income per share	$0.91	$0.72	$1.13	$0.84

Shares used in diluted per share calculations	264	264	264	264

Cash dividends declared per common share	$0.53	$0.47	$1.06	$0.94

See accompanying Notes.

INTUIT INC.

NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019
Cost of revenue	$14	$15	$29	$29
Selling and marketing	29	25	59	55
Research and development	37	34	75	69
General and administrative	27	26	55	52

Total share-based compensation expense	$107	$100	$218	$205

[B]

We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

For the three and six months ended January 31, 2020, we recognized excess tax benefits on share-based compensation of $23 million and $52 million, respectively, in our provision for income taxes. For the three and six months ended January 31, 2019, we recognized excess tax benefits on share-based compensation of $8 million and $49 million, respectively, in our provision for income taxes.

Our effective tax rates for the three and six months ended January 31, 2020 were approximately 15% and 2%, respectively. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for the period was 24%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.

Our effective tax rate for the three months ended January 31, 2019 was approximately 20%. For the six months ended January 31, 2019 we recorded a tax benefit of $2 million on pretax income of $221 million. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for both periods was 23%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.

TABLE B1

INTUIT INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

(Unaudited)

	Fiscal 2020
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$10	$270	$—	$—	$280
Amortization of acquired technology	6	6	—	—	12
Amortization of other acquired intangible assets	2	1	—	—	3
Share-based compensation expense	111	107	—	—	218

Non-GAAP operating income (loss)	$129	$384	$—	$—	$513

GAAP net income (loss)	$57	$240	$—	$—	$297
Amortization of acquired technology	6	6	—	—	12
Amortization of other acquired intangible assets	2	1	—	—	3
Share-based compensation expense	111	107	—	—	218
Net (gain) loss on debt securities and other investments	1	1	—	—	2
Income tax effects and adjustments [A]	(68)	(49)	—	—	(117)

Non-GAAP net income (loss)	$109	$306	$—	$—	$415

GAAP diluted net income (loss) per share	$0.22	$0.91	$—	$—	$1.13
Amortization of acquired technology	0.02	0.02	—	—	0.04
Amortization of other acquired intangible assets	0.01	—	—	—	0.01
Share-based compensation expense	0.42	0.41	—	—	0.83
Net (gain) loss on debt securities and other investments	—	—	—	—	—
Income tax effects and adjustments [A]	(0.26)	(0.18)	—	—	(0.44)

Non-GAAP diluted net income (loss) per share	$0.41	$1.16	$—	$—	$1.57

Shares used in GAAP diluted per share calculation	264	264	—	—	264

Shares used in non-GAAP diluted per share calculation	264	264	—	—	264

[A]

As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2

INTUIT INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(10)	$233	$1,784	$(153)	$1,854
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401

Non-GAAP operating income (loss)	$102	$339	$1,888	$(47)	$2,282

GAAP net income (loss)	$34	$189	$1,378	$(44)	$1,557
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Net (gain) loss on debt securities and other investments	1	2	2	1	6
Income tax effects and adjustments [A]	(71)	(33)	(19)	(86)	(209)

Non-GAAP net income (loss)	$76	$264	$1,465	$(23)	$1,782

GAAP diluted net income (loss) per share	$0.13	$0.72	$5.22	$(0.17)	$5.89
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	—	0.01	0.03
Professional fees for business combinations	—	—	—	—	—
Share-based compensation expense	0.40	0.38	0.38	0.38	1.52
Net (gain) loss on debt securities and other investments	—	0.01	0.01	—	0.02
Income tax effects and adjustments [A]	(0.27)	(0.13)	(0.08)	(0.33)	(0.79)

Non-GAAP diluted net income (loss) per share	$0.29	$1.00	$5.55	$(0.09)	$6.75

Shares used in GAAP diluted per share calculation	264	264	264	260	264

Shares used in non-GAAP diluted per share calculation	264	264	264	260	264

[A]

As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C

INTUIT INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 31, 2020	July 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,641	$2,116
Investments	625	624
Accounts receivable, net	603	87
Income taxes receivable	52	65
Prepaid expenses and other current assets	308	266

Current assets before funds held for customers	3,229	3,158
Funds held for customers	461	436

Total current assets	3,690	3,594
Long-term investments	13	13
Property and equipment, net	758	780
Operating lease right-of-use assets	297	—
Goodwill	1,655	1,655
Acquired intangible assets, net	41	54
Other assets	247	187

Total assets	$6,701	$6,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$38	$50
Accounts payable	455	274
Accrued compensation and related liabilities	261	385
Deferred revenue	671	619
Other current liabilities	318	202

Current liabilities before customer fund deposits	1,743	1,530
Customer fund deposits	461	436

Total current liabilities	2,204	1,966

Long-term debt	373	386
Long-term deferred income tax liabilities	55	37
Operating lease liabilities	286	—
Other long-term obligations	56	145

Total liabilities	2,974	2,534

Stockholders’ equity	3,727	3,749

Total liabilities and stockholders’ equity	$6,701	$6,283

TABLE D

INTUIT INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 31, 2020	January 31, 2019
Cash flows from operating activities:
Net income	$297	$223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98	99
Amortization of acquired intangible assets	16	13
Non-cash operating lease cost	32	—
Share-based compensation expense	218	205
Deferred income taxes	(30)	(21)
Other	4	6

Total adjustments	338	302

Changes in operating assets and liabilities:
Accounts receivable	(516)	(456)
Income taxes receivable	13	(1)
Prepaid expenses and other assets	(82)	(54)
Accounts payable	175	210
Accrued compensation and related liabilities	(121)	(146)
Deferred revenue	51	58
Operating lease liabilities	(28)	—
Other liabilities	63	62

Total changes in operating assets and liabilities	(445)	(327)

Net cash provided by operating activities	190	198

Cash flows from investing activities:
Purchases of corporate and customer fund investments	(357)	(153)
Sales of corporate and customer fund investments	73	42
Maturities of corporate and customer fund investments	287	106
Purchases of property and equipment	(68)	(80)
Originations of term loans to small businesses	(166)	(152)
Principal repayments of term loans from small businesses	155	116
Other	(20)	13

Net cash used in investing activities	(96)	(108)

Cash flows from financing activities:
Repayment of debt	(25)	(25)
Proceeds from issuance of stock under employee stock plans	121	154
Payments for employee taxes withheld upon vesting of restricted stock units	(104)	(76)
Cash paid for purchases of treasury stock	(278)	(274)
Dividends and dividend rights paid	(280)	(251)
Net change in customer fund deposits [A]	25	67
Other	(1)	(5)

Net cash used in financing activities	(542)	(410)

Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(2)	(2)

Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(450)	(322)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	2,352	1,631

Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,902	$1,309

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the condensed consolidated balance sheet to the total amounts reported on the condensed consolidated statement of cash flows

Cash and cash equivalents	$1,641	$1,075
Restricted cash and restricted cash equivalents included in funds held for customers [B]	261	234

Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,902	$1,309

[A]

For the six months ended January 31, 2019, we reclassified the net change in customer fund deposits in the condensed consolidated statements of cash flows from investing activities to financing activities to conform to the current presentation.

[B]	See quarterly reports filed on Form 10-Q for reconciliation of funds held for customers by investment category.

TABLE E

INTUIT INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES

TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS

(In millions, except per share amounts)

(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate					Non-GAAP Range of Estimate
	From	To	Adjmts			From	To
Three Months Ending April 30, 2020
Revenue	$3,600	$3,625	$—			$3,600	$3,625
Operating income	$1,910	$1,930	$110	[a	]	$2,020	$2,040
Diluted earnings per share	$5.53	$5.58	$0.37	[b	]	$5.90	$5.95

Twelve Months Ending July 31, 2020
Revenue	$7,440	$7,540	$—			$7,440	$7,540
Operating income	$2,065	$2,115	$450	[c	]	$2,515	$2,565
Diluted earnings per share	$6.35	$6.45	$1.15	[d	]	$7.50	$7.60

See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]

Reflects estimated adjustments for share-based compensation expense of approximately $103 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.
[c]

Reflects estimated adjustments for share-based compensation expense of approximately $423 million; amortization of acquired technology of approximately $21 million; and amortization of other acquired intangible assets of approximately $6 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

INTUIT INC.

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 24, 2020 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019 and fiscal 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.